Exhibit 2.1

Execution Version

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of October 12, 2023, is entered into by and among Leo Holdings Corp. II, a Cayman Islands exempted company (“Parent”), Glimpse Merger Sub, Inc., a Delaware corporation and a direct and wholly owned subsidiary of Parent (“Merger Sub I”), Glimpse Merger Sub II, LLC, a Delaware limited liability company and a direct and wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”) and World View Enterprises Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the parties hereto entered into the Agreement and Plan of Merger (the “Original Agreement”), dated as of January 12, 2023; and

WHEREAS, the parties hereto amended the Original Agreement pursuant to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 13, 2023; and

WHEREAS, in accordance with Section 9.14 of the Merger Agreement, the parties hereto desire to amend the terms of the Merger Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to the Merger Agreement. The Merger Agreement is hereby amended as set forth below in this Section 1.

(a) Section 8.1(e) of the Merger Agreement is hereby amended and restated in its entirety as follows:

by either Parent or the Company by written notice to the other Party if the Closing has not occurred on or prior to November 30, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

Section 2.Reference to and Effect on the Merger Agreement. Except as expressly amended by this Amendment, all of the terms, conditions and other provisions of the Merger Agreement shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the Merger Agreement, and any reference to the Merger Agreement in any such instrument or document shall be deemed to refer to the Merger Agreement as amended by this Amendment.

Section 3. Miscellaneous. All relevant provisions of Article IX (Miscellaneous) of the Merger Agreement shall apply to this Amendment to the same extent as if set forth herein, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

PARENT:

LEO HOLDINGS CORP. II

By:	/s/ Lyndon Lea
Name: Lyndon Lea
Title: President, CEO and Director

MERGER SUB I:

GLIMPSE MERGER SUB, INC.

By:	/s/ Lyndon Lea
Name: Lyndon Lea
Title: President

MERGER SUB II: GLIMPSE MERGER SUB II, LLC

By:	/s/ Lyndon Lea
Name: Lyndon Lea
Title: President

[Signature Page to Second Amendment to Agreement and Plan of Merger]

COMPANY:

WORLD VIEW ENTERPRISES INC.

By:	/s/ Ryan Hartman
	Name:	Ryan Hartman
	Title:	Chief Executive Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]